Exhibit 10.26

AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

AGREEMENT dated as of the 17th day of July, 2007, by and among STABLER COMPANIES INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania and having its principal place of business in Harrisburg, Pennsylvania (hereinafter referred to as the “Corporation”), and ALBERT S. SCHMIDT, III (hereinafter referred to as “Executive”).

WHEREAS, Executive is a key senior management employee of the Corporation and regularly reports to and advises management of the Corporation regarding the Corporation’s business activities;

WHEREAS, the Corporation and Executive previously entered into an Agreement whereby, in order to induce Executive to continue in employment, the Corporation agreed to make certain payments to Executive upon termination of Executive’s employment under specific conditions.

WHEREAS, the Corporation and Executive desire to amend and restate the Agreement.

NOW, THEREFORE, in consideration of the employment of Executive by the Corporation and intending to be legally bound hereby, Executive and the Corporation agree as follows:

ARTICLE I

TERMINATION PURSUANT TO A CHANGE IN CONTROL

1.1.          Definition:  Termination Pursuant to a Change in Control.  Any of the following events occurring during the period commencing with the date of any “Change in Control” (as defined in ARTICLE II hereof) and ending on the fifth anniversary of the date of the consummation of the Change in Control transaction, shall constitute a “Termination Pursuant to a Change in Control”:

(A)          Executive’s employment is terminated by the Corporation or an acquirer or successor of the Corporation or an acquirer of or successor to the assets of the Corporation without “Good Cause” (as defined below); or

(B)           One of the following events occurs and Executive thereafter terminates Executive’s employment:

(i)            the nature and scope of Executive’s duties or responsibilities with the Corporation or an acquiror or successor of the Corporation are materially reduced from that which Executive enjoyed immediately prior to the Change in Control; or

(ii)           Executive’s base salary immediately prior to the Change in Control is reduced; or

(iii)          Executive is assigned, without Executive’s consent, to a principal place of employment which is more than fifty (50) miles from Executive’s principal place of employment immediately prior to the Change in Control.

If any of the events described in Section 1.1(B) occurs and the Executive does not immediately thereafter terminate his employment, any subsequent termination of the Executive’s employment by the Executive following such event or any other event described in Section 1.1 (B) and within five years of the date of any “Change in Control” shall constitute a “Termination Pursuant to a Change in Control.”

For purposes of this Section 1.1, “Good Cause” shall mean (i) the commission of malfeasance in office constituting dishonesty or the commission of a crime or (ii) the willful and continued failure of Executive for a significant period of time to perform substantially Executive’s duties, other than as a result of sickness or disability, after a written demand for substantial performance is delivered to Executive by the Corporation’s Board of Directors which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties.  No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive, not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Corporation.  The burden of establishing the validity of any termination for Good Cause shall rest upon the Corporation.

1.2.          Compensation Upon Termination Pursuant to a Change in Control.  If Executive’s employment is terminated and such termination is a Termination Pursuant to a Change in Control, the Corporation (or any acquiror or successor thereto) shall provide the following to Executive:

(A)          (i)            A lump sum payment in an amount equal to three (3) times Executive’s compensation as defined in Section 1.2(A)(ii).  The lump sum payment shall be discounted to a present value as of the date of payment, applying the interest rate as set forth by the U.S. Treasury for 6 month Treasury Bonds on the date of payment.  Such payment shall be made as soon as administratively possible after the Termination Pursuant to a Change in Control.

(ii)           For purposes of this Section 1.2, compensation shall mean the Executive’s base salary in effect immediately prior to the Change in Control plus the average of any bonuses earned by the Executive with respect to the three (3) fiscal years immediately preceding the date of the Change in Control.

(B)           Executive shall be provided with life, disability and accident and health insurance coverages comparable to employer sponsored plan coverages in effect for Executive immediately preceding the Termination Pursuant to a Change in Control.  The insurance coverage shall be provided for a period of three (3) years, commencing as of the Termination Pursuant to the Change in Control, but not beyond the date of Executive’s death.  Comparable life, disability and accident and health insurance coverages may be provided to Executive under:  (1) existing plans or programs in which the Executive participates, or (2) through conversion of group coverage pursuant to any group policy in effect, or (3) through other available commercial insurance arrangements, if obtainable, for Executive; provided, however, that to the extent a specific coverage cannot be continued or obtained under either (1), (2) or (3) above, Executive shall not be entitled to continuation of that specific coverage.  Executive shall continue to be responsible for the cost of comparable insurance coverages following his Termination Pursuant to a Change in Control to the same extent as other similarly situated active employees of the Corporation or, if there are no similarly situated employees, then to the same extent, on a percentage of total cost basis, that Executive was responsible for the cost of available insurance coverages prior to the Termination Pursuant to a Change in Control.  With respect to health insurance coverage, Executive’s spouse and/or eligible dependents, if covered under any employer sponsored accident and health insurance plan in effect for Executive as of Executive’s Termination Pursuant to a Change in Control, shall also be provided with health insurance coverage for the three (3) year term set forth above (regardless of Executive’s death prior to the end of the three (3) year term), and under the same cost sharing method as described above.

1.3.          Notwithstanding the above or any other provision of this Agreement, no benefit shall be paid to a Participant under this Agreement unless the Executive executes a release in favor of the Corporation which serves to release the Corporation from all known and unknown claims.

1.4.          Payments Not Exclusive.  The payments provided by this ARTICLE I shall not affect Executive’s rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Corporation or any successor with the Executive, or under any existing or future benefit plan or arrangement of the Corporation or any successor in which Executive is or becomes a participant, or under which Executive has or obtains rights, including without limitation, any qualified or nonqualified deferred compensation or retirement plans or programs.  Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan.  Notwithstanding the foregoing, the Change in Control benefit provided under this Agreement shall be the sole and exclusive Change in Control benefit which the Executive shall be entitled to receive.  The execution of this Agreement by the Executive will result in the waiver by the Executive of any and all Change in Control benefits the Executive may be entitled to receive under any and all prior agreements and understandings written or otherwise relating to any Change in Control of the Corporation or any subsidiary of the Corporation.

1.5.          Withholding for Taxes.  All payments required to be made under this Agreement will be made in accordance with the Corporation’s normal payroll schedule and will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

ARTICLE II

DEFINITION OF CHANGE IN CONTROL

2.1.          For purposes of this Agreement, the term “Change in Control” shall mean any of the following events occurring after the death of Mrs.  Donald B. Stabler:

(A)          any person or more than one person acting as a group (as defined below) other than the Corporation, a subsidiary of the Corporation, an organization exempt from tax under Sections 501(c)(2) or 501(c)(3) of the Code, a trust created under the Will of Donald B. Stabler, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), acquires ownership of stock of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding stock.  However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total voting power of stock of the Corporation the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Corporation.  A change in ownership of the Corporation only occurs when there is a transfer or issuance of stock of the Corporation and the stock remains outstanding after the transaction.

(B)           the occurrence of, or execution of an agreement providing for, a sale of all or substantially all (more than 40% of the total gross fair market value) of the assets of the Corporation to an entity which is not a direct or indirect subsidiary of the Corporation or a shareholder of the Corporation; or

(C)           the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or other similar transaction or connected series of transactions (occurring during a 12-month period) of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction.

For purposes of this Section 2.1, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

2.2.          Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control pursuant to this ARTICLE II, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) a “Termination Pursuant to a Change in Control” (as defined in ARTICLE I hereof) has not occurred prior to such expiration or termination, for purposes of this Agreement (including, without limitation, ARTICLE I hereof) it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

ARTICLE III

EXPENSES

3.1.          Legal Action.  If Executive determines in good faith that the Corporation or any successor thereto, has failed to comply with its obligations under this Agreement, or if the Corporation or any successor thereto, or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding with respect to this Agreement the Corporation hereby irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Corporation and, to represent Executive in connection with any and all actions and proceedings, whether by or against the Corporation, any acquirer or successor, or any director, officer, stockholder or other person affiliated with any of the foregoing, which may adversely affect Executive’s rights hereunder.

ARTICLE IV

MISCELLANEOUS

4.1.          Termination of Employment.  This Agreement shall not in any way obligate the Corporation to continue the employment of Executive with the Corporation, nor shall this Agreement limit the right of the Corporation to terminate Executive’s employment for any reason.  Prior to the occurrence of a Change in Control as defined herein, Executive’s employment may be terminated at any time by the Corporation, in which case Executive shall have no further rights under this Agreement.

4.2.          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns.  All of the obligations of the Corporation hereunder shall be legally binding on any successor to the Corporation, including without limitation, any successor as a result of the consummation of a Change in Control.  The right of Executive to receive payments hereunder may not be assigned, alienated, pledged or otherwise encumbered by Executive and any attempt to do so shall be void and of no force or effect.

4.3.          Entire Agreement; Amendment.  This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by an instrument in writing signed by the parties hereto and approved by the Board of Directors of the Corporation.  This Agreement supersedes and replaces any and all prior Agreements or understandings, written or otherwise, of any description whatsoever, relating to any Change in Control of Corporation.

4.4.          Jurisdiction.  The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania in any and all actions arising hereunder.

4.5.          Governing Laws.  This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

4.6.          Unfunded Obligations.  The obligations to make payments hereunder shall be unfunded and Executive’s rights to receive any payments hereunder shall be the same as those of any other unsecured general creditor.

4.7.          Individual Agreement.  This Agreement constitutes an agreement solely between the Corporation and Executive named herein.  This Agreement is intended to constitute a non-qualified arrangement for the benefit of a key management employee and shall be construed and interpreted in a manner consistent with such intention.

4.8.          Headings.  All headings preceding the text of the several paragraphs hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction or effect.

4.9.          Compliance with Section 409A of the Code.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and the Corporation shall administer and interpret this Agreement in accordance with such requirement.  If any provision of this Agreement conflicts with the requirements of Section 409A of the Code, the requirement of Section 409A of the Code shall supersede any such provision.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and attested to on its behalf by its duly authorized officers, and Executive hereunto has set his hand and seal as of the day and year first above written.

ATTEST:	STABLER COMPANIES, INC.

/s/	By:	/s/
Secretary		(Vice) President
(SEAL)
/s/
WITNESS:	EXECUTIVE

/s/ Albert S. Schmidt, III
Albert S. Schmidt, III